Exhibit 10.26

SUMMARY OF RAYTHEON COMPANY EXECUTIVE SEVERANCE
AND CHANGE IN CONTROL GUIDELINES

Summary of Raytheon Company Executive Severance Guidelines

The Company has Executive Severance Guidelines (the “Severance Guidelines”), which were updated by the Management Development and Compensation Committee (the “MDCC”) effective as of January 1, 2010. The Severance Guidelines provide for severance payments and continuation of benefits for certain officers for designated periods upon their separation from the Company.

The Severance Guidelines provide for various levels of continued compensation and benefits for the Chief Executive Officer (a “Level 1 Executive”); executive/senior vice presidents and vice presidents who are presidents of the Company’s Business Units (“Level 2 Executives”); other elected officers (“Level 3 Executives”).

For new executives beginning January 1, 2010:

•
Level 1 Executive: (a) salary continuance of two (2) times the executive’s base salary and annual incentive bonus target and (b) the continuation of two (2) years of existing benefits (no perquisites).

•	Level 2 Executive: (a) salary continuance of one (1) times the executive’s base salary and annual incentive bonus target and (b) the continuation of one (1) year of existing benefits (no perquisites).

•	Level 3 Executive: (a) salary continuance of one (1) times the executive’s base salary and annual incentive bonus target and (b) the continuation of one (1) year of existing benefits (no perquisites).

For Level 1-3 Executives hired prior to January 1, 2010, the previous guidelines for severance payments and continuation of benefits will apply, except that post-severance perquisites will generally no longer be provided.

Summary of Raytheon Company Executive Change in Control Guidelines

In addition, the Company has Executive Change in Control Guidelines (the “Change in Control Guidelines”), which were updated by the Management Development and Compensation Committee (the “MDCC”) effective as of August 1, 2013. The Change in Control Guidelines provide for certain payments to certain officers upon a qualifying termination within two (2) years of a change in control of the Company pursuant to Change in Control Severance Agreements.

The Change in Control Guidelines in effect before August 1, 2013, remain in effect for those executives in their role prior to that date. However, under no circumstances will an executive receive any post-termination perquisites or any 280G excise tax gross-ups under any Change in Control Severance Agreement.